Exhibit 23.1

CONSENT OF PLANTE & MORAN, PLLC

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

LNB Bancorp, Inc.

We consent to the incorporation by reference in the registration statements No. 33-65034 No. 333-125288, No. 333-115385, No. 333-133621, and No. 333-53210 on Form S-8; No. 333-156647, 333-43441 and No. 333-58414 on Form S-3; and 333-141580 on Form S-4 of LNB Bancorp, Inc. of our report dated March 5, 2012, with respect to the consolidated balance sheet of LNB Bancorp, Inc. as of December 31, 2011, and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended, which reports appear in the December 31, 2011 annual report on Form 10-K of LNB Bancorp, Inc.

/s/ Plante & Moran, PLLC

Columbus, Ohio

March 7, 2012